EXHIBIT 99.1

Cosmos Health Reports Q3 2023 Results; Revenue Increased 7% YoY, Total Assets Reached Record $71.5M with Stockholders' Equity of $44.2M or $3.4/Share

THESSALONIKI, GREECE / ACCESSWIRE / November 21, 2023 /Cosmos Health Inc. ("Cosmos Health" or the “Company'') (NASDAQ:COSM), a diversified, vertically integrated global healthcare group engaged in innovative R&D, owner of proprietary pharmaceutical and nutraceutical brands, manufacturer and distributor of healthcare products, and operator of a telehealth platform, today provided a business update and reported financial results for the third quarter and nine months ended September 30, 2023.

Third Quarter 2023 Financial Highlights

•	Revenues increased to $12.8 million from $12.0 million in Q3 2022, largely due to increased sales attributable to the logistics distribution business, which expanded following the acquisition of the Bikas GP pharmacy distribution network.
•	Gross margins were 9.5% versus 14.9% in Q3 2022, due to a larger contribution from the logistics distribution segment in the overall sales mix, which carries lower gross margins.
•	SG&A amounted to $4.0 million versus $2.0 million in Q3 2022, due to a number of factors including elevated R&D costs, additional costs brought on by acquisitions such as Cana Laboratories, which included increased staffing and reorganization costs incurred to support and integrate the newly acquired companies, stock-based compensation, as well as increased tax and bad debt provisions.
•	Subsequently, Adjusted EBITDA amounted to negative $1.1M versus $0.5M in Q3 2022.
•	Net interest expense, both cash and non-cash, decreased significantly to $0.04M versus $0.75M in Q3 2022, due to significant debt repayments in late 2022 and early 2023.
•	Property and equipment, net, increased by 467% to $10.2 million, up from $1.8 million in Dec 2022, due to significant acquisition activity during the year, including Cosmofarm’s logistic center and headquarters, as well as the facilities of Cana Laboratories.
•	Goodwill and intangible assets, net, increased by 475% from $0.71 million in Dec 2022 to $4.07 million in Sep 2023. The increase was largely attributable to the acquisition of licenses for established pharmaceutical and nutraceutical products.
•	Notes payable (current & long-term portion) decreased by 15.9% to $4.2 million in Sep 2023 from $5.01 million in Dec 2022, while lines of credit decreased by 7% to $5.35 million in Sep 2023 from $5.76 million in Dec 2022.
•	Total stockholders' equity increased by approximately $5 million to $44.2 million versus $39.3 million in Dec 2022. Relative to the Company's total assets, which increased to a record $71.5 million, this equates to a Stockholders' Equity to Assets ratio in excess of 60%, indicating the Company's prudent capital structure and conservative approach to financing.

Third Quarter 2023 Business Highlights

•	Closed $5.25M capital raise via direct offering and private placement of 2,116,936 shares of common stock and common warrants to purchase up to 1,935,484 shares of common stock at a combined price of $2.48. Greg Siokas, Chief Executive Officer of Cosmos Health, participated in the capital raise with $450,000 for 181,451 shares.
•	Enhanced proprietary branded product portfolio via (i) the expansion of premium nutritional food supplements brand Mediterranation with the launch of several new lines including Eleonas and Olympus Mons, (ii) the expansion of the antiseptic C-Sept brand with the launch of C-Scrub Wash, and (iii) the relaunch of bio-bebe, a proprietary organic infant care and nutrition brand.

•	Entered into a strategic collaboration with C.A. Papaellinas Group, a leading importer and distributor of beauty, pharmaceutical, and consumer products, regarding the representation and distribution of Sky Premium Life nutraceuticals in Holland & Barrett stores (operated exclusively by C.A. Papaellinas Group in Cyprus) as well as pharmacies throughout Cyprus.
•	Appointed world-renowned Big-4 auditing firm KPMG Certified Auditors S.A. ("KPMG") as independent auditor.
•	Announced inaugural guidance with the goal to surpass $180 million in gross annual revenue and EBITDA expected to exceed $20 million by the end of 2026.
•	Announced the intention to spin off the Company’s R&D division into a standalone, publicly listed biotech company.
•	Commenced implementation of stock buyback program, pursuant to which the Company may purchase up to $3 million in shares of its outstanding common stock.

Management Commentary

Greg Siokas, Chief Executive Officer of Cosmos Health, stated, "I am pleased with the progress made during the third quarter. Revenues increased by approximately 7% YoY to $12.8 million, surpassing $50 million on an annualized basis. Our balance sheet remains solid with total assets reaching a record $71.5 million, debt levels remain prudent, with net interest expense having decreased by 95% YoY due to significant debt repayments in late 2022 and early 2023, and total stockholders' equity remained stable QoQ at $44.2 million, with a book value per share of $3.4.

We also made substantial progress in integrating several acquisitions, including the GMP-licensed Cana and the pharmacy distribution network of Bikas. Additionally, we have been ramping up efforts in our R&D division. As a result, this has led to an increase in expenses as we position ourselves for aggressive growth, having beefed up our team with top talent in a wide range of disciplines, including prominent scientists. Moreover, as Cosmos continues to evolve, the appointment of Big 4 accounting firm KPMG as our auditor underscores our commitment to transparency, integrity, and adherence to the highest standards of oversight.

Given our visibility and progress to date, we are pleased to be in a position to reiterate our 2026 guidance of gross annual revenue over $180 million and annual EBITDA exceeding $20 million. We also reiterate our commitment to spin off our R&D division into a separate standalone public company that we believe will serve our shareholders well and help unlock value. Talking about value, we continue to experience a dislocation in the trading price of our common stock versus our achievements to date, growth prospects and book value per share, which is more than 3 times the current share price. To this end, during Q3 2023, we commenced the implementation of our stock buyback program and are currently exploring additional ways to support and protect our shareholders.”

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in $)	2023	2022	2023	2022
GAAP - Figures
REVENUE	12,823,797	12,016,098	37,537,003	38,296,402
GROSS PROFIT	1,214,758	1,783,897	3,118,669	5,521,701
TOTAL OPERATING EXPENSES	4,232,059	2,128,009	11,363,607	5,697,925
GAIN (LOSS) FROM OPERATIONS	(3,017,301)	(344,112)	(8,244,938)	(176,224)
NET GAIN (LOSS)	(3,349,204)	(1,972,775)	(4,790,597)	(3,010,684)
NON-GAAP Figures*
ADJUSTED EBITDA	(1,131,886)	494,148	(2,036,304)	1,561,984
ADJUSTED NET INCOME (LOSS)	(1,106,691)	(365,863)	(2,010,805)	(453,249)

(*) See "Definitions of Non-GAAP Measures" and "Reconciliation of Non-GAAP Measures" sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.

Definitions of Non-GAAP Measures

We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to Revenue, Income (Loss) from Operations and Net Income (Loss) under GAAP, we use: EBITDA, Adjusted EBITDA, and Adjusted Net Income (Loss). We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and Board of Directors. Our calculation of these non-GAAP financial measures may differ from similarly titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.

Adjusted EBITDA

We define Adjusted EBITDA as Income (Loss) before Income Taxes, excluding (i) depreciation and amortization expense, (ii) interest income (expense), (iii) non-cash interest expense, (iv) stock-based compensation expense, (v) non-recurring and extraordinary items (vi) other income (expense), net, (vii) gain (loss) on equity investments, net, (viii) gain on extinguishment of debt, (ix) change in fair value of derivative liability (x) foreign currency transaction, net, and (xi) prior years bad debt allowances.

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We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and Board of Directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and non-recurring and extraordinary items.

Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP.

Adjusted Net Income (Loss)

We define Adjusted Net Income (Loss) as Adjusted EBITDA (see above) adding provision for income taxes and deducting interest expense.

Adjusted Net Income has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP.

Reconciliation of Non-GAAP Measures

Adjusted EBITDA & Adjusted Net Income (Loss)

The following table presents reconciliations of Adjusted EBITDA & Adjusted Net Income (Loss) to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in $)	2023	2022	2023	2022
INCOME (LOSS) BEFORE INCOME TAXES	(3,415,077)	(1,574,709)	(4,790,597)	(2,537,388)
Adjustments (add back):
Depreciation and amortization expense	248,530	112,879	478,466	334,349
Interest income (expense), net	40,678	461,945	(25,499)	1,541,937
Non-cash interest expense	-	295,846	-	772,180
EBITDA	(3,125,869)	(704,039)	(4,337,630)	111,078
Non-recurring and extraordinary items	1,265,739	722,261	2,948,634	1,376,638
Stock based compensation	206,524	3,120	311,393	27,221
Other income (expense), net	(14,404)	5,431	14,330	60,558
Gain (loss) on equity investments, net	1,093	(359)	(2,876)	(415)
Gain on extinguishment of debt	(706)	-	(1,911,476)	(1,004,124)
Change in fair value of derivative liability	-	(628)	(3,384)	6,627
Bad debt allowances	164,622	-	836,299	-
Foreign currency transaction, net	371,115	468,362	108,406	984,401
ADJUSTED EBITDA	(1,131,886)	494,148	(2,036,304)	1,561,984
Interest income (expense), net	(40,678)	(461,945)	25,499	(1,541,937)
Provision for income taxes	65,873	(398,066)	-	(473,296)
ADJUSTED NET INCOME	(1,106,691)	(365,863)	(2,010,805)	(453,249)

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CONDENSED CONSOLIDATED BALANCE SHEET DATA

	September 30, 2023	June 30, 2023	December 31, 2022
(in $)	(Unaudited)	(Unaudited)
ASSETS
Cash & cash equivalents	2,360,604	2,232,697	20,749,683
Inventory	5,960,342	4,799,492	3,451,868
Accounts receivable, prepaid expenses and other current assets	37,353,753	36,308,743	31,360,404
Property and equipment, net	10,249,782	10,685,053	1,817,025
Goodwill and intangible assets, net	4,065,513	3,781,849	706,914
Loans receivable	7,762,888	8,272,816	8,448,272
Other noncurrent assets	3,772,497	2,511,534	1,504,455
TOTAL ASSETS	$71,525,379	$68,592,184	$68,038,621

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	12,825,486	11,754,572	12,399,904
Other current liabilities	3,023,875	2,533,965	989,295
Lines of credit	5,354,752	4,725,936	5,758,737
Notes payable	4,230,750	3,417,520	5,028,899
Other non-current and finance/lease liabilities	1,522,362	2,118,719	4,205,077
Stockholders' and mezzanine equity	44,568,154	44,041,472	39,656,709
TOTAL LIABILITIES AND STOCKHOLDERS'/MEZZANINE EQUITY	$71,525,379	$68,592,184	$68,038,621

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About Cosmos Health Inc.

Cosmos Health Inc. (Nasdaq:COSM), incorporated in 2009 and headquartered in Thessaloniki, Greece, is a diversified, vertically integrated global healthcare group. The Company owns a portfolio of proprietary pharmaceutical and nutraceutical brands, including Sky Premium Life®, Mediterranation®, bio-bebe® and C-Sept®. Through its subsidiary Cana Laboratories S.A., licensed under European Good Manufacturing Practices (GMP) and certified by the European Medicines Agency, it manufactures pharmaceuticals, food supplements, cosmetics, biocides, and medical devices within the European Union. Cosmos Health also distributes a broad line of pharmaceuticals and parapharmaceuticals, including branded generics and OTC medications, to retail pharmacies and wholesale distributors through its subsidiaries in Greece and the UK. Furthermore, the Company has established R&D partnerships targeting major health disorders such as obesity, diabetes, and cancer, and focuses on the R&D of novel patented nutraceuticals, specialized root extracts, proprietary complex generics, and innovative OTC products. Cosmos Health has also entered the telehealth space through the acquisition of ZipDoctor, Inc., based in Texas, USA. With a global distribution platform, the Company is currently expanding throughout Europe, Asia, and North America, and has offices and distribution centers in Thessaloniki and Athens, Greece, and in Harlow, UK. More information is available at www.cosmoshealthinc.com, www.skypremiumlife.com, www.cana.gr, and www.zipdoctor.co.

Forward-Looking Statements

With the exception of the historical information contained in this news release, the matters described herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by, or that otherwise, include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could", are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. These statements, involve unknown risks and uncertainties that may individually or materially impact the matters discussed, herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company's ability to raise sufficient financing to implement its business plan, the impact of the COVID-19 pandemic and the war in Ukraine, on the Company's business, operations and the economy in general, and the Company's ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward- looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's filings with the SEC, which are available at the SEC's website (www.sec.gov). The Company disclaims any intention or obligation to update, or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

BDG Communications

cosm@bdgcommunications.com

+44 207 0971 653

SOURCE: Cosmos Health Inc.

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